EXHIBIT 5.1

Jolie Kahn, Esq.
33 Edgewood
Locust Valley, NY 11560

February 12, 2019

S&W Seed Company
106 K Street, Suite 300
Sacramento, California 95814

Ladies and Gentlemen:

I have acted as special counsel to S&W Seed Company, a Nevada corporation (the "Company"), in connection with the Company's registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the resale by the selling stockholders referenced in the Registration Statement of 8,842,717 shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), issued by the Company to such selling stockholders in a private placement on September 5, 2018 and a private placement on October 23, 2018..

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, (ii) the Company's certificate of incorporation, as amended to date, (iii) the Company's by-laws, as amended to date, and (iv) certain resolutions of the Board of Directors of the Company. I have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as I have deemed necessary or appropriate, and I have made such investigations of law as I have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinion expressed below, I have assumed and have not verified (i) the genuineness of the signatures on all documents that I have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the Common Stock has been duly authorized and is validly issued, fully paid and nonassessable.

I express no opinion other than as to the federal laws of the United States of America and the Nevada Corporation Law (including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting the forgoing). I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, I do not admit that I am an "expert" under the Securities Act or under the rules and regulations of the Commission relating thereto with respect to any part of the Registration Statement.

Very truly yours,

/s/ Jolie G. Kahn, Esq.

Jolie G. Kahn